Exhibit 99.1

Alliant Energy

4902 North Biltmore Lane

P.O. Box 77007

Madison, WI 53707-1007

www.alliantenergy.com

News Release

FOR IMMEDIATE RELEASE	Media Contact:	Rob Crain (608) 458-4469
	Investor Relations:	Susan Gille (608) 458-3956

ALLIANT ENERGY CORPORATION ANNOUNCES CASH TENDER OFFER AND RELATED CONSENT SOLICITATION FOR ITS EXCHANGEABLE SENIOR NOTES DUE 2030

Madison, Wis. – September 16, 2009 – Alliant Energy Corporation (NYSE:LNT) announced today that it has commenced a cash tender offer to purchase any and all of the outstanding Exchangeable Senior Notes due 2030 (the “Notes”) (CUSIP Nos. 018803403, 018803205 and 018803304), as well as a related consent solicitation to proposals relating to the Notes and the indenture governing the Notes. The principal amount for each Note is $67.75. There are 5,940,640 Notes aggregating $402,500,040 principal amount outstanding. See “Accounting Charge Associated with Tender Offer” below for a discussion of the non-cash charge Alliant Energy Corporation will incur if the tender offer is consummated.

The tender offer will expire at 5:00 p.m., New York City time, on October 15, 2009, unless extended or earlier terminated by Alliant Energy Corporation (such time and date, as the same may be extended or earlier terminated, the “Expiration Date”). Holders who wish to receive the Total Consideration (as defined below) for the Notes must validly tender and not validly withdraw their Notes prior to 5:00 p.m., New York City time, on September 28, 2009, unless extended or earlier terminated by Alliant Energy Corporation (such time and date, as the same may be extended or earlier terminated, the “Early Tender Date”). Holders who tender after the Early Tender Date and prior to the Expiration Date will receive the Purchase Price (as defined below), which does not include the Early Tender Payment (as defined below). Holders may validly withdraw tendered Notes and revoke the related consent at any time prior to 5:00 p.m., New York City time, on Monday, September 28, 2009, unless extended (such time and date, as the same may be extended, the “Withdrawal Date”), but not thereafter.

Holders tendering their Notes will be required to consent to certain proposals (the “Proposals”), which would (i) waive an alleged default under the indenture asserted in a notice of default from the Trustee under the indenture and its consequences; (ii) rescind the notice of acceleration from the Trustee, which declared the full principal amount of the Notes due and payable, and its consequences; (iii) acknowledge Alliant Energy Corporation’s assumption of the obligations of Alliant Energy Resources under the indenture and the Notes and Alliant Energy Resources’ release from its obligations under the indenture and the Notes; (iv) direct the Trustee to dismiss litigation with respect to the Notes; (v) approve amendments to the indenture that would eliminate substantially all of the covenants and certain of the events of default contained in the indenture; and (vi) authorize the Trustee and Alliant Energy Corporation to execute a supplemental indenture to the indenture that would effect the foregoing.

Holders may not tender their Notes without also delivering consents to the Proposals and may not deliver consents to the Proposals without also tendering their Notes. Approval of the Proposals requires the consent of holders of a majority in principal amount of Notes outstanding. The tender offer is not conditioned upon the receipt of consents necessary to approve the Proposals.

The total consideration for each Note validly tendered and not validly withdrawn pursuant to the tender offer is $40.00 per Note. (the “Total Consideration”). The Total Consideration includes an early tender payment of $2.00 per Note (the “Early Tender Payment”). Holders must validly tender and not validly withdraw Notes on or prior to the Early Tender Date in order to be eligible to receive the Total Consideration, paid in cash, for such Notes purchased in the tender offer.

Holders who validly tender their Notes after the Early Tender Date and on or prior to the Expiration Date will be eligible to receive, in cash, the Purchase Price, which is equal to $38.00 per Note, representing the Total Consideration less the Early Tender Payment. Holders whose Notes are purchased in the tender offer will also be paid accrued and unpaid interest from the last interest payment date to, but not including, the settlement date for Notes purchased pursuant to the tender offer, which will be promptly after the Early Tender Date for Notes validly tendered (and not validly withdrawn) prior to the Early Tender Date and promptly after the Expiration Date for Notes validly tendered after the Early Tender Date and prior to the Expiration Date.

Alliant Energy Corporation intends to finance the tender offer with borrowings under a $200 million term loan facility it entered into in connection with the tender offer, together with cash on hand.

The tender offer and the consent solicitation are made upon the terms and subject to the conditions set forth in Alliant Energy Corporation’s Offer to Purchase and Consent Solicitation Statement dated September 16, 2009 (the “Offer to Purchase”) and the related Letter of Transmittal and Consent. The tender offer and the consent solicitation are subject to certain conditions, but the tender offer is not conditioned upon any minimum principal amount of the Notes being tendered or upon the receipt of consents necessary to approve the Proposals. Alliant Energy Corporation reserves the right to waive any of the conditions to, or to extend, amend or terminate at any time, the tender offer and the consent solicitation. The Offer to Purchase and related Letter of Transmittal and Consent contain important information that should be read carefully before any decision is made with respect to the tender offer and the consent solicitation.

Citi has been retained to serve as the dealer manager for the tender offer and the consent solicitation. Citi can be contacted at (800) 558-3745 (toll-free). Global Bondholder Services Corporation is the information agent and the depositary for the tender offer and the consent solicitation and can be contacted at (866) 807-2200 (toll-free) or (212) 430-3774 (collect).

This release is for informational purposes only and is neither an offer to purchase, a solicitation of an offer to sell, or a solicitation of consents with respect to, the Notes nor a recommendation regarding the tender offer and/or consent solicitation. Holders should seek advice from an independent financial advisor as to the suitability of the transactions described herein for the individual concerned. The tender offer and the consent solicitation are not being made to holders of the Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

Accounting Charge Associated with Tender Offer

If Alliant Energy Corporation purchases Notes in the tender offer, then Alliant Energy Corporation will incur a non-cash charge based on the aggregate principal amount of Notes purchased since the Notes are currently carried on Alliant Energy Corporation’s books at $6.60 per Note, or $39 million in the aggregate. If all outstanding Notes were validly tendered prior to the Early Tender Date and Alliant Energy Corporation purchased all such Notes for the Total Consideration, then Alliant Energy Corporation estimates it would incur an after-tax charge of approximately $125 million, or $1.13 per share, in the third quarter of 2009.

Forward-Looking Statements

This press release and the documents referenced in this press release contain or incorporate by reference “forward-looking statements.” All statements, other than statements of historical fact, included in this press release and the documents referenced in this press release, including statements regarding anticipated financial performance, business strategy and management’s plans and objectives for future operations, are forward-looking statements. These forward-looking statements can be identified as such because the statements include words such as “expect” or other words of similar import. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those currently anticipated. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained under “Risk Factors” in Alliant Energy Corporation’s most recent Annual Report on Form 10-K and other documents that Alliant Energy Corporation files from time to time with the Securities and Exchange Commission. Numerous important factors described in the documents referenced in this press release could affect the forward-looking statements and could cause actual results to differ materially from Alliant Energy Corporation’s expectations. Alliant Energy Corporation assumes no obligation, and disclaims any duty, to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Alliant Energy is the parent company of two public utility companies – Interstate Power and Light Company and Wisconsin Power and Light Company – and of Alliant Energy Resources, LLC, the parent company of Alliant Energy’s non-regulated operations. Alliant Energy is an energy-services provider with subsidiaries serving approximately 1 million electric and 400,000 natural gas customers. Providing its customers in the Midwest with regulated electricity and natural gas service is the company’s primary focus. Alliant Energy, headquartered in Madison, Wis., is a Fortune 1000 company traded on the New York Stock Exchange under the symbol LNT. For more information, visit the company’s Web site at www.alliantenergy.com.